Exhibit 17
As of December 31,

2024, Credit Suisse (USA)

LLC, a Delaware limited

liability company and an

indirect wholly
owned

subsidiary

of

UBS

AG,

is

the

issuer

of

the

7⅛%

Notes

due

2032,

which

are

fully

and

unconditionally
guaranteed by UBS Group AG and UBS AG on a several basis.
As of December 31, 2024, UBS AG

is the issuer of Medium-Term

Notes, Series A, issued from time to

time under
the debt indenture dated November 21, 2000, as

supplemented and amended from time to time, and Warrants issued from time to time under

the warrant indenture dated

July 22, 2004, as supplemented

and amended from time to

time,
and

offered

and

sold

from

time

to

time

pursuant

to

registration

statements

on

Form

F-3

(including

Registration
Statement

No.

333-200212).

Such

Medium-Term

Notes,

Series

A,

and

Warrants

are

fully

and

unconditionally
guaranteed by UBS Switzerland AG, a wholly owned subsidiary of UBS

AG.